UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 25, 2016

CABELA’S INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32227	20-0486586
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Cabela Drive, Sidney, Nebraska 69160

(Address of Principal Executive Offices) (Zip Code)

(308) 254-5505

(Registrant’s telephone number, including area code)

Not applicable

(Registrant’s former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed, on October 3, 2016, Cabela’s Incorporated, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Bass Pro Group, LLC, a Delaware limited liability company (“Parent”), Prairie Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and the Company, providing for, on the terms and subject to the conditions set forth in the Merger Agreement, the merger of Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

On October 25, 2016, the Company and Parent filed their respective notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with the Antitrust Division of the Department of Justice (the “DOJ”) and the United States Federal Trade Commission (the “FTC”), which triggered the start of the HSR Act waiting period. The statutory waiting period was originally scheduled to expire on November 25, 2016. Effective November 25, 2016, with the Company’s prior consent, Parent voluntarily withdrew its HSR Act notification to provide the FTC an extension beyond the initial 30-day HSR Act waiting period to conduct its review. On November 29, 2016, Parent re-filed its HSR Act notification with the FTC and DOJ. The new waiting period under the HSR Act will expire on December 29, 2016, unless the DOJ or FTC grants early termination of the HSR Act waiting period or formally requests additional information concerning the Merger.

On October 25, 2016, the Company and Parent each filed with the Canadian Competition Bureau (the “Bureau”) pre-merger notification forms pursuant to Section 114(1) of the Competition Act (Canada) (the “Competition Act”), which triggered the start of the 30-day statutory waiting period under the Competition Act. The waiting period was originally scheduled to expire on November 24, 2016, unless a Supplementary Information Request (“SIR”) was issued by the Bureau pursuant to subsection 114(2) of the Competition Act. On November 24, 2016, the Company and Parent each received from the Bureau a SIR pursuant to subsection 114(2) of the Competition Act. The issuance of a SIR does not indicate that the Bureau has concluded that the transaction raises competition concerns. The SIR reflects a determination by the Bureau that it requires additional information to assess the proposed transaction. The Bureau’s decision has the effect of extending the waiting period applicable to the Merger under the Competition Act, before which the transaction is prohibited by law to close, until 30 days after the day on which the information requested in the SIR has been received by the Bureau from all SIR recipients. The Company and Parent intend to cooperate fully with this request.

Completion of the Merger remains subject to Company stockholder approval and other customary closing conditions, including (i) the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act and (ii) the absence of any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award by a governmental entity of competent jurisdiction that is in effect and renders the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger.

Additional Information and Where to Find It

This communication does not constitute the solicitation of any vote or approval. This communication is being made in respect of the proposed merger involving the Company, Bass Pro Group, LLC and a wholly-owned subsidiary of Bass Pro Group, LLC. The proposed merger of the Company will be submitted to the stockholders of the Company for their consideration. In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement. However, such documents are not currently available. The definitive proxy statement will be made available to the stockholders of the Company. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.cabelas.com under the heading “SEC Filings” in the “Investor Relations” portion of the Company’s website. Stockholders of the Company may also obtain a free copy of the definitive proxy statement and any filings with the SEC that are incorporated by reference in the definitive proxy statement by contacting the Company’s Investor Relations Department at (308) 255-7428.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about the directors and executive officers of the Company is set forth in its definitive proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on November 17, 2016, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement regarding the proposed Merger and other relevant materials to be filed with the SEC when they become available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABELA’S INCORPORATED

November 29, 2016	By:	/s/ Ralph W. Castner
	Name:	Ralph W. Castner
	Title:	Executive Vice President and Chief Financial Officer